Exhibit 5.1
Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

Telephone: (212) 318-3000	Facsimile: (212) 318-3400
December 12, 2008
Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, Connecticut 06511
Ladies and Gentlemen:
     We refer to the Post-Effective Amendment No. 1 to Form S-3 on Form S-1 Registration Statement (File No. 333-141849)( the “Registration Statement”), filed by Vion Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (a) $60,000,000 aggregate principal amount of 7.75% Convertible Senior Notes due 2012 (the “Notes”) and (b) 20,687,577 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), comprising (i) 3,124,998 shares of Common Stock issuable upon conversion of the Notes, (ii) up to 854,033 shares of Common Stock issuable by the Company as make-whole payments on the Notes, all in accordance with the terms of an indenture, dated February 20, 2007, between the Company and U.S. Bank National Association, as Trustee (the “Indenture”), (iii) 780,000 shares of Common Stock issuable upon exercise of warrants (the “Warrants”) issued in connection with the Company’s private placement of the Notes (all of such 4,759,031shares of Common Stock, collectively, the “Shares”) and (iv) up to 15,928,546 shares of Common Stock issuable by the Company as payments of interest on the Notes (the “Interest Shares”).
     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for purposes of this opinion, and upon the basis of such examination, advise you that in our opinion:
(i)	the Notes have been duly and validly authorized for issuance by the Company and are legal, valid and binding obligations of the Company (subject to bankruptcy, insolvency and other laws which affect the rights of creditors generally, including the laws of the State of Delaware relating to compromises, arrangements and reorganizations, and general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law);
(ii)	the Shares have been duly and validly authorized and, when issued in accordance with the terms of the Indenture and the Notes or upon exercise of the Warrants, as the case may be, will be validly issued, fully paid and non-assessable; and
(iii)	the Interest Shares, when issued pursuant to authorization of the Board of Directors of the Company and in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Fulbright & Jaworski L.L.P.